*** Certain identified information has been excluded from this exhibit because it is both not material and the type the registrant treats as private or confidential

Execution Version

Exhibit 10.1

ROYALTY SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 1st day of August, 2022 (the “Effective Date”),

BETWEEN:

KENNECOTT ROYALTY COMPANY, a corporation existing under the laws of Delaware, United States

(“Kennecott”)

- and -

ROYAL GOLD, INC., a corporation existing under the laws of Delaware, United States

(“Purchaser Parent”)

- and -

RG ROYALTIES, LLC, a limited liability company existing under the laws of Delaware, United States

(the “US Purchaser” and together with Purchaser Parent, the “Purchaser Parties”)

RECITALS:

WHEREAS US Purchaser wishes to purchase from Kennecott, and Kennecott wishes to sell to US Purchaser, the Cortez Royalty (as defined herein);

AND WHEREAS the Parties (as defined herein) wish to provide for the sale and transfer by Kennecott of the Cortez Royalty to US Purchaser on the terms and conditions set forth in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, unless the context otherwise requires, all capitalised terms used in this Agreement shall have the meanings given thereto in Schedule “A”.

1.2	Certain Rules of Interpretation

The following rules of interpretation shall apply in this Agreement unless something in the subject matter or context is inconsistent therewith:

(a)	the singular includes the plural and vice-versa;
(b)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;
(c)

the headings in this Agreement form no part of this Agreement and are deemed to have been inserted for convenience only and shall not affect the construction or interpretation of any of its provisions;

(d)	all references in this Agreement shall be read with such changes in number and gender that the context may require;
(e)	references to “Articles,” “Sections” and “Recitals” refer to articles, sections and recitals of this Agreement;
(f)	the use of the words “including” or “includes” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it;
(g)	the rule of construction that, in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting or preparation of the Agreement, shall not apply;
(h)	the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;
(i)

any reference to a statute is a reference to the applicable statute and to any regulations made pursuant thereto and includes all amendments made thereto and in force, from time to time, and any statute or regulation that has the effect of supplementing or superseding such statute or regulation;

(j)	any reference to a specific agreement or document is to that agreement or document in its current form or as it may be from time to time amended, novated, supplemented or replaced;
(k)

all calculations and computations made pursuant to this Agreement shall be carried out in accordance with IFRS consistently applied to the extent that such principles are not inconsistent with the provisions of this Agreement;

(l)	the words “written” or “in writing” include printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception including email;
(m)	time is of the essence in the performance of the Parties’ respective obligations;

(n)

whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time period, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its consent or approval; and

(o)	the language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
1.3	Incorporation of Parties and Recitals

All the foregoing descriptions of the Parties hereto and the terms and provisions of the Recitals are hereby incorporated in this Agreement by this reference thereto as if fully set forth herein.

1.4	Currency

All references to moneys hereunder are references to U.S. dollars and all obligations hereunder shall be denominated in U.S. dollars.

1.5	Computation of Time

In this Agreement, unless something in the subject matter or context is inconsistent therewith, a “day” shall refer to a calendar day and in calculating all time periods the first day of a period is not included and the last day is included and in the event that any date on which any action is required to be taken hereunder is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.

1.6	Schedule

The schedule to this Agreement, as listed below, is an integral part of this Agreement:

Schedule	Description

Schedule “A”	Definitions

Schedule “B”	Form of Assignment

ARTICLE 2
ROYALTY PURCHASE AND SALE

2.1	Purchase and Sale of the Cortez Royalty

On and subject to the terms and conditions set forth in this Agreement Kennecott hereby grants, conveys, assigns, delivers and sells to US Purchaser, and US Purchaser purchases from Kennecott, all of Kennecott’s right, title and interest in and to the Cortez Royalty Agreement, including the royalty created in accordance with section 1 thereof (the “Cortez Royalty”), free and clear of all Encumbrances, in exchange for the consideration to be paid by US Purchaser as described in Section 2.2, and the Purchaser Parties hereby agree to assume all of the liabilities and to perform all of the obligations of Kennecott which arise on or after the Effective Date in respect of the Cortez Royalty.

2.2	Consideration for the Cortez Royalty

In consideration for the sale by Kennecott of the Cortez Royalty to US Purchaser pursuant to Section 2.1, US Purchaser shall pay to Kennecott the Purchase Price in cash payable on the Effective Date, provided that Purchaser Parent and US Purchaser shall be jointly and severally liable to pay the Purchase Price for the Cortez Royalty to Kennecott.

2.3	Taxes
(a)

Any amount payable pursuant to this Agreement to Kennecott shall be made free and clear of and without any deduction or withholding for Taxes, unless required by the Code or any provision of provincial, state, local or foreign Tax Law. To the extent any Purchaser Party is so required to deduct or withhold from amounts otherwise payable pursuant to this Agreement, such deducted and withheld amounts shall be: (i) timely remitted by the Purchaser Party to the appropriate Governmental Authority in accordance with applicable Tax Law; and (ii) to the extent so timely remitted, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Purchaser Party. Upon determining that any such deduction or withholding may be required, the Purchaser Parties shall promptly notify Kennecott and give Kennecott the opportunity to provide forms or other certifications to reduce or eliminate such deduction or withholding.

(b)

If withholding of Taxes is required in respect of any amount payable to Kennecott as described in 2.3(a), the US Purchaser shall pay to Kennecott such additional amounts as may be necessary in order that the net amounts received by Kennecott after withholding of such Tax shall be equal to the net amounts which would have been received by Kennecott in respect of such payable amounts if such Tax had not been withheld.

ARTICLE 3
ADDITIONAL PAYMENT TERMS

3.1	Form and Method of Payment

All payments of funds due by one Party to another under this Agreement shall be made in U.S. dollars and shall be made by SWIFT wire transfer in same day funds to the bank account or accounts designated by the receiving Party in writing from time to time, provided that the payment of the Purchase Price by US Purchaser shall be made to the following bank account:

Entity Name:	Rio Tinto America Inc.
Bank Name:	Bank of America N.A.
Bank Address:	222 Broadway, New York,
NY 10038
Bank Account Number:	[***]
Currency:	USD
SWIFT Code:	[***]
Routing ACH/EFT:	[***]
Routing Dom.Wires:	[***]

3.2	Callback Contact
(a)

Notwithstanding any other provision of this Agreement, no notice, instruction or other communication relating to any change in any details of any Purchaser Party or Kennecott or any Affiliate of each such Party relating to payment (including identity of such Person, receiving bank or receiving account number, broker, broker account number, or, if applicable, refinery), or in any details of such Person’s callback contact, shall be valid, and no such notice, instruction or other communication shall be complied with by any Party unless:

(i)	a Notice of the change is given in accordance with Section 10.1;
(ii)	the Person giving a Notice of the change is not a callback contact further to Section 3.2(b); and
(iii)

such instruction is confirmed verbally by telephone or voice over internet protocol call, and not by writing in any form, between the Purchaser Parties’ callback contact and the Kennecott callback contact using the relevant details for that callback contact in Section 3.2(b).

(b)

The callback contacts for this Section 3.2(b) are the following Persons with the following contact details (or such other Persons or contact details as the relevant Party may notify from time to time in accordance with Section 3.2(a)):

(i)	if to Kennecott:

Name:Tan Yong Sheng
Email:[***]
Tel:[***]

(ii)	if to the Purchaser Parties:

Name:Paul Libner (Chief Financial Officer & Treasurer)
Email:[***]
Tel:[***]

ARTICLE 4
ROYALTY PAYMENT ADJUSTMENTS

4.1	Royalty Payment Adjustments
(a)	Any cash payments received at any time and from time to time (including after the Effective Date) by
(i)

Kennecott on account of the Cortez Royalty in respect of royalty payments made on and after the Effective Date, (including in circumstances pursuant to which a royalty payor fails to recognise US Purchaser as the royalty holder in respect of the Cortez Royalty) shall be held in trust by Kennecott for the account and benefit of US Purchaser and as soon as reasonably practicable (but in any event not later than 15 Business Days after receipt of such payment) paid over to US Purchaser, free and clear of any set-off or any other adjustment on account of any claims or counterclaims that Kennecott may have against the Purchaser Parties; and

(ii)

any Purchaser Party on account of the Cortez Royalty in respect of royalty payments made prior to the Effective Date shall be held in trust by such Purchaser Party for the account and benefit of Kennecott and as soon as reasonably practicable (but in any event not later than 15 Business Days after receipt of such payment) paid over to Kennecott, free and clear of any set-off or any other adjustment on account of any claims or counterclaims that the Purchaser Parties may have against Kennecott.

(b)

For greater certainty, the royalty payment periods referred to in this Agreement shall be the applicable calendar quarters by reference to which the royalty payments are calculated under the Cortez Royalty Agreement.

ARTICLE 5
WARRANTIES

5.1	Warranties of Kennecott

Kennecott warrants as at the Effective Date as follows to the Purchaser Parties and acknowledges and agrees that the Purchaser Parties are relying upon these warranties in connection with the acquisition of the Cortez Royalty:

(a)

Organisation and Capacity: Kennecott is organised, validly existing and in good standing under its jurisdiction of organisation, and has all requisite power, capacity and authority to hold the Cortez Royalty, to carry on its business as it is now being conducted and to execute, deliver and perform its obligations under this Agreement.

(b)

Due Authorisation: The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereunder have been duly and validly authorised by all necessary action on the part of Kennecott. This Agreement has been duly and validly executed and delivered by Kennecott, and is a valid and binding obligation of Kennecott, enforceable against Kennecott in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganisation, reconstruction and other similar Laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(c)

No Conflict, Consents or Adverse Implications: The execution and delivery of this Agreement and the completion and performance of the transactions contemplated hereunder by Kennecott do not and will not:

(i)	conflict with Kennecott’s articles, by-laws, or other constating documents;
(ii)	conflict with or violate any applicable Law;
(iii)

result in or give rise to any right of first offer, pre-emptive right, right of first refusal or other right or option of any Person to purchase the Cortez Royalty other than the Right of First Offer; and

(iv)	require any consent, approval or authorisation of any Person party to the Cortez Royalty Agreement or, to the Knowledge of Kennecott, any other Person.
(d)	Ownership: Kennecott is the owner of all right, title and interest in and to 100% of the Cortez Royalty, free and clear of any and all Encumbrances other than the Right of First Offer.
(e)	Right of First Offer: Kennecott has complied with the terms of the Right of First Offer.
(f)	Business Integrity: Solely in connection with the transactions contemplated under this Agreement in relation to the Cortez Royalty, Kennecott has, and each of its Affiliates have:
(i)	complied in all material respects with all applicable Laws, including the Business Integrity Laws, and there is no instance of non-compliance with any applicable Law or any Business Integrity Law; and
(ii)	not authorised, offered, promised, paid or otherwise given, directly or indirectly, any Improper Inducement.
(g)	Sanctions: Kennecott:
(i)	is not in breach of any Sanctions;
(ii)	is not a Restricted Party and is not knowingly in any way connected to, or involved in dealings with a Restricted Party; and

(iii)

is not involved in any investigation relating to Sanctions violations or any other action or matter which may cause Kennecott to be exposed to any adverse action under any Sanctions (whether under secondary sanctions or otherwise).

(h)

Litigation: There is no claim, dispute, action, suit, proceeding or arbitration pending or, to the Knowledge of Kennecott, threatened or expected to ensue, or to which Kennecott or its Affiliates are party, the subject of which is the Cortez Royalty or Kennecott’s interest therein or this Agreement or any matter in connection with this Agreement.

(i)	Status of Cortez Royalty Agreement: The Cortez Royalty Agreement has not been amended, supplemented or otherwise modified.
(j)

Material Information.  All material written notices, claims, correspondence, books, records and other documents and instruments relating to the Cortez Royalty and delivered or received from or after the effective date of the Cortez Royalty, in all cases to the extent they are in the possession or control of Kennecott or its Affiliates as of the Effective Date and can be provided without breaching any confidentiality obligations to which Kennecott or any of its Affiliates are subject (excluding for such purposes any such confidentiality obligations arising under the Cortez Royalty Agreement) and without breaching applicable Law, have been provided to the US Purchaser.

(k)	Taxes. Kennecott is not a “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.
5.2	Warranties of the Purchaser Parties

The Purchaser Parties warrant as at the Effective Date as follows to Kennecott and acknowledge and agree that Kennecott is relying upon these warranties in connection with entering into and performing this Agreement:

(a)

Organisation and Capacity: Each Purchaser Party is organised, validly existing and in good standing under its jurisdiction of organisation, and has all requisite power to carry on its business as it is now being conducted and to execute, deliver and perform its obligations under this Agreement.

(b)

Due Authorisation: The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereunder have been duly and validly authorised by all necessary action on the part of each Purchaser Party. This Agreement has been duly and validly executed and delivered by each Purchaser Party, and is a valid and binding obligation of each Purchaser Party, enforceable against such Purchaser Party in accordance with its terms except as may be limited by bankruptcy, insolvency, liquidation, reorganisation, reconstruction and other similar Laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(c)

No Conflict or Adverse Implications: The execution and delivery of this Agreement and the completion and performance of the transactions contemplated hereunder by the Purchaser Parties do not and will not:

(i)	conflict with each such Purchaser Party’s articles, by-laws, or other constating documents;
(ii)	conflict with or violate any applicable Law; and
(iii)	conflict with or result in a default under any agreement, contract, mortgage, bond or other instrument to which the any Purchaser Party is a party or which is binding on its respective assets.
(d)	Business Integrity: Solely in connection with the transactions contemplated under this Agreement in relation to the Cortez Royalty, each Purchaser Party and each of its Affiliates have:
(i)	complied in all material respects with all applicable Laws, including the Business Integrity Laws, and there is no instance of non-compliance with any applicable Law or any Business Integrity Law;
(ii)	not authorised, offered, promised, paid or otherwise given, directly or indirectly, any Improper Inducement; and
(iii)	not procured any portion of the Purchase Price payable to Kennecott by an Improper Inducement or otherwise in violation of applicable Laws, including applicable Business Integrity Laws and Sanctions.
(e)	Sanctions: Each Purchaser Party:
(i)	is not in breach of any Sanctions;
(ii)	is not a Restricted Party and is not knowingly in any way connected to, or involved in dealings with a Restricted Party; and
(iii)

is not involved in any investigation relating to Sanctions violations or any other action or matter which may cause the Purchaser Parties to be exposed to any adverse action under any Sanctions (whether under secondary sanctions or otherwise).

5.3	Disclaimer

Save and except for the fact that the Cortez Royalty is being transferred free and clear of any and all Encumbrances other than the Right of First Offer, Kennecott hereby expressly disclaims any representation or warranty with respect to the value of, or title to or Encumbrances on, the interests of the operators of the lands relating the Cortez Royalty in respect of such lands relating to the Cortez Royalty; the existence or presence of any mineral substance or ore; the feasibility or profitability of any mining operation or production on or with respect to the lands relating to the Cortez Royalty; the value of the Cortez Royalty; the right or ability of the operators of the lands relating to the Cortez Royalty to mine or produce minerals from such lands; and the likelihood that minerals can or will be removed from the lands relating to the Cortez Royalty in commercially saleable quantities.

5.4	Acknowledgement of the Purchaser Parties

The Purchaser Parties acknowledge that the Cortez Royalty and liabilities (if any) relating thereto are being sold, assigned and transferred to and assumed by the Purchaser Parties on an “as-is, where-is” basis, without the benefit of any representations or warranties from Kennecott or any other Person except for the express warranties contained herein, and with no other representations or warranties, whether express or implied, collateral, statutory or otherwise.

ARTICLE 6
CLOSING OF TRANSACTION

6.1	Closing of Transaction

Subject to the terms and conditions of this Agreement, the completion of the transaction of purchase and sale contemplated herein will take place concurrently with the execution hereof electronically. As soon as practicable following the execution hereof, Kennecott shall validly assign, transfer, convey and contribute the Cortez Royalty to US Purchaser against payment by  US Purchaser of the Purchase Price in accordance with the terms of this Agreement.

6.2	Closing Deliveries

As soon as practicable following the execution hereof:

(a)	US Purchaser shall deliver or cause to be delivered to Kennecott payment in cash of the Purchase Price in accordance with Section 3.1; and
(b)	Kennecott shall deliver or cause to be delivered to US Purchaser:
(i)	a duly completed and executed assignment in respect of the Cortez Royalty in the form of Schedule “B”; and
(ii)	certified copies of resolutions of Kennecott approving the execution and delivery of this Agreement and all documents required to be executed and delivered by Kennecott pursuant to this Agreement.

ARTICLE 7
INDEMNIFICATION AND GUARANTEE

7.1	Indemnification of Parties
(a)

Kennecott or the Purchaser Parties, as applicable (the “Indemnifying Party”), shall indemnify, defend and save harmless, respectively, the Purchaser Parties’ or Kennecott’s directors, officers, employees, representatives and shareholders (in this Article 7, collectively the “Indemnified Party”) from, and shall pay for, any Losses suffered by, imposed upon or asserted against any of them, whether directly or indirectly, as a result of, in connection with or arising out of or under any and all: (i) breaches of (1) any of the warranties of the Indemnifying Party set out in Article 5, and (2) any of the covenants of the Indemnifying Party under this Agreement; and (ii) as to Kennecott as the Indemnifying Party, any actual or alleged breaches of the Cortez Royalty Agreement by Kennecott (or its predecessor in interest) during the period of its ownership of the Cortez Royalty Agreement.

(b)

With respect only to breaches of the warranties set out in Article 5, the Indemnified Party shall be entitled to make a claim for indemnification or otherwise with respect to the matters described in Section 7.1(a) against the Indemnifying Party only if a Claims Notice in respect of such claim is delivered to the Indemnifying Party by the Indemnified Party during the Survival Period. For clarity, for all such other claims for indemnification with respect to the matters described in Section 7.1(a), a Claims Notice may be delivered to the Indemnifying Party at any time without limitation as to time.

(c)

The Parties agree to treat (and cause their Affiliates to treat) any payments received pursuant to this Article 7 as adjustments to the Purchase Price for all Tax purposes, to the maximum extent permitted by applicable Law, on the basis that any payments received pursuant to this Article 7 in respect of the Cortez Royalty shall be treated as an adjustment of the Purchase Price, provided that the total amount payable to any Indemnified Party by the Indemnifying Party pursuant to this Article 7 in respect of the Cortez Royalty shall not exceed an amount equal to the Purchase Price paid in accordance with Section 2.2.

7.2	Limitation Periods

A proceeding in respect of a claim for indemnification or otherwise with respect to the matters described in Section 7.1(a) may be commenced on or before the date falling 180 days following the date on which the Indemnifying Party received the relevant Claims Notice, so long as, with respect to a breach of warranties (but not a breach of covenants, including the post-Closing covenants under Article 8) the Indemnifying Party received such Claims Notice during the Survival Period. Any applicable limitation period is extended or varied to the full extent permitted by Law to give effect to this Section 7.2.

ARTICLE 8
POST-CLOSING COVENANTS

8.1	Acknowledgement of Notices of Assignments

Kennecott shall undertake commercially reasonable efforts to cause the payor of the Cortez Royalty to acknowledge receipt of the assignment in respect of the Cortez Royalty.

8.2	Delivery of Notices and Agreements

Kennecott shall:

(a)

in addition to the payments contemplated in Section 4.1(a)(i), from time to time from and after Closing, as soon as reasonably practicable forward to the Purchaser Parties all notices, statements, reports and other correspondence that it or any of its Affiliates receives from a payor of the Cortez Royalty, or any of its Affiliates, or any other Person having, or claiming to have, a right, interest or obligation in connection with the Cortez Royalty;

(b)

deliver to the Purchaser Parties within three Business Days after the Closing either physical or electronic copies of the Cortez Royalty Agreement and physical or electronic copies of all written material notices, correspondence, books, records and other documents and instruments relating to the Cortez Royalty and delivered or received from or after the effective date of the Cortez Royalty in all cases to the extent they are in the possession or control of Kennecott or its Affiliates and may be provided to the Purchaser Parties without breaching any confidentiality obligations to which Kennecott or any of its Affiliates are subject (excluding for such purposes any such confidentiality obligations arising under the Cortez Royalty Agreement) and without breaching applicable Law; and

(c)

upon the express written request of the Purchaser Parties and during the period of 24 months following Closing, use its commercially reasonable efforts to execute and deliver, such reasonable documents (duly notarised and/or legalised in accordance with the laws of the applicable jurisdiction) prepared by the Purchaser Parties and their respective counsel as may reasonably be required: (i) to amend the terms of any existing registration or public record that indicate that Kennecott or any of its Affiliates is the owner of the Cortez Royalty in order to reflect the acquisition of the Cortez Royalty by the US Purchaser; and (ii) otherwise where possible and desirable, to complete the registration or recording of the Cortez Royalty, including the transfer thereof to the US Purchaser, in each case in the applicable registries or recording offices. All reasonable costs and expenses incurred by Kennecott or any of its Affiliates related to the foregoing, shall be borne by the Purchaser Parties, including, without limitation, filing fees, taxes, notarial and legal fees incurred by Kennecott or any of its Affiliates.

8.3	Enforcement of Rights

Kennecott will, at the written request and expense of the Purchaser Parties, and from time to time, use commercially reasonable efforts (without any obligation on its part to incur any liability or commercial prejudice and provided that the Purchaser Parties shall indemnify Kennecott, its Affiliates and their respective directors, officers, trustees, employees, agents, representatives and shareholders from and against any Losses arising from or related to Kennecott or any of its Affiliates providing any such assistance to the Purchaser Parties) to assist the Purchaser Parties:

(a)

in enforcing the Purchaser Parties’ rights to the Cortez Royalty, commencing proceedings in its own name to the extent required under applicable Law to enable the Purchaser Parties to enforce such rights; and

(b)	in the collecting of monies due and payable to the Purchaser Parties after giving effect to the transfer and assignment of the Cortez Royalty contemplated under this Agreement.

ARTICLE 9
DISPUTE RESOLUTION

9.1	General
(a)

Each of the Parties agrees to be bound by the dispute resolution and arbitration provisions contained in this Article 9 and agrees that any and all disputes arising under or in connection with this Agreement shall be determined and resolved in accordance with, and governed by, the provisions herein.

(b)

Subject to Section 9.2(a), any dispute arising under or in connection with this Agreement which has not been resolved by the Parties (the “Disputing Parties”) within 20 days after the date on which any Disputing Party delivers written notice to the other Disputing Party of such dispute, which notice shall specify in reasonable detail the matter or matters in dispute and reference this Article 9, shall be referred to the senior officers of the Disputing Parties, who shall meet (face to face or by telephonic means) no later than the 10th Business Day from the expiry of such 20-day period and shall endeavour to arrive at an amicable solution to such dispute as soon as practicable.

(c)

In the event that a dispute is not resolved within 10 Business Days of the first meeting of the senior officers referred to in Section 9.1(b), the dispute shall be referred for resolution pursuant to the dispute resolution provisions of Section 9.2.

(d)	For the avoidance of doubt, the procedures for the settlement of disputes set forth in this Article 9 shall not derogate from the express powers of the Parties set out in this Agreement.
9.2	Arbitration
(a)

If a dispute is not resolved within 10 Business Days of the first meeting of those senior officers referred to in Section 9.1(b), the dispute will be resolved by arbitration conducted by a sole arbitrator appointed by mutual agreement of the Disputing Parties (the “Arbitrator”). Should the Disputing Parties fail to agree to appoint the Arbitrator within 15 days of initiation of arbitration proceedings, any Disputing Party may bring an application to the London Court of International Arbitration (“LCIA”) for the appointment of the Arbitrator pursuant to the London Court of International Arbitration’s Arbitration Rules as amended from time to time (the “Arbitration Rules”).

(b)	The seat and place of arbitration shall be London, UK and the language of the arbitration shall be English. The dispute shall be finally resolved in accordance with the Arbitration Rules.
(c)

The individual who serves as Arbitrator shall be qualified by education and experience to decide the matter in dispute and shall be at arm’s length from all Disputing Parties and their Affiliates and shall not be a member of the audit or legal firm or firms who advise any Disputing Party or a Person who is otherwise regularly retained by any Disputing Party.

(d)	All meetings and hearings will be in private unless the Disputing Parties otherwise agree.
(e)	The Arbitrator will set out his or her decision in writing and, unless the Disputing Parties otherwise agree, will set out reasons for decision in the decision.
(f)

The Arbitrator will send the decision to the Disputing Parties as soon as practicable after the conclusion of the final hearing, but in any event no later than 60 days thereafter, unless that time period is extended for a fixed period by the Arbitrator on written notice to each Party because of illness or other cause beyond the Arbitrator’s control or by mutual agreement of the Disputing Parties.

(g)	Subject to the Arbitration Rules, all decisions of the Arbitrator will be final and binding on the Disputing Parties and not subject to appeal.
(h)

By submitting to arbitration under the Arbitration Rules, the Disputing Parties shall be taken to have conferred on the Arbitrator the jurisdiction and powers set out herein, to be exercised at the Arbitrator’s discretion, subject only to this Section 9.2 and the relevant applicable Law, with the object of ensuring the just, expeditious, economical and final determination of the dispute referred to arbitration.

(i)

The award of the Arbitrator, all written materials submitted to or delivered by the Arbitrator and any reasons for the decision of the Arbitrator shall be kept confidential except (i) as may reasonably be necessary to obtain enforcement thereof; (ii) for any Disputing Party to comply with its disclosure obligations under applicable Laws; (iii) to permit the Disputing Parties to exercise properly their rights under the Arbitration Rules; and (iv) to the extent that disclosure is required to allow the Disputing Parties to consult with their professional advisors.

9.3	Injunctive Relief

Nothing contained in this Article 9 shall prevent or restrict a Disputing Party from seeking urgent interlocutory relief from any competent court; provided that upon the granting of any application for preliminary interlocutory relief, further hearings on the matter by the court shall be stayed pending disposition of the matter pursuant to the procedures described in this Article 9.

9.4	Continued Performance

Each Party shall continue performance of its obligations under this Agreement notwithstanding the existence of a dispute.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1	Notices
(a)	All notices and other required or permitted communications (each a “Notice”) shall be in writing and shall be addressed as follows:

(i)	if to Kennecott:

4700 Daybreak Parkway
South Jordan, Utah 84009
USA

Attention:The Directors
Email:CompanySecretaryNotices@riotinto.com

with a copy to:

6 St. James’s Square
London, SW1Y 4AD
UK

Attention:Andrew Latham, Group Head of Business Development
Email:Andrew.Latham@riotinto.com

with a copy to:

McCarthy Tétrault LLP
745 Thurlow Street, Suite 2400
Vancouver BC V6E 0C5
Canada

Attention:Roger Taplin
Email:rtaplin@mccarthy.ca

(ii)	if to the Purchaser Parties:

RG Royalties, LLC and Royal Gold, Inc.

1144 15th Street, Suite 2500

Denver, Colorado 80202

Attention:General Counsel
Email:Notices@royalgold.com

(b)	All Notices shall be given:
(i)	by email; and
(ii)	by national or international courier service, as applicable.
(c)

All Notices (including electronic communication) shall be effective and shall be deemed given on the first date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next Business Day following receipt. Any change of address may be made by Notice to the other Parties.

10.2	General Provisions
(a)	Waiver

No failure on the part of a Party to exercise, no delay in exercising, and no course of dealing with respect to, any right, power or privilege established by this Agreement shall operate as a waiver thereof. Except as otherwise expressly provided for herein, no waiver of any provision of this Agreement or consent to any departure by a Party from any provision of this Agreement shall be effective unless it is confirmed in writing. The waiver or consent shall be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given.

(b)	Amendment

No amendment to this Agreement will be valid or binding upon the Parties unless agreed to by each of the Parties in writing.

(c)	Non-Merger

Except as otherwise expressly provided in this Agreement, the covenants and warranties will not merge on Closing. Notwithstanding the Closing, the covenants and warranties will continue in full force and effect. Closing will not prejudice any right of one Party against the other Parties in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

(d)	Governing Law

This Agreement is governed by and will be interpreted and construed in accordance with English law.

(e)	Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, in any jurisdiction:

(i)

the remaining provisions shall nevertheless be and remain valid and subsisting in such jurisdiction and shall be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party; and

(ii)	that provision shall nevertheless be and remain valid and subsisting in other jurisdictions.
(f)	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

(g)	Assignment

This Agreement may be assigned by any Party prior to Closing, without the consent of the other Parties to an Affiliate of the assigning Party in order to facilitate the acquisition and sale of the Cortez Royalty hereunder, provided that such Affiliate first enters into a written agreement with the other Parties to: (i) be bound by the provisions of this Agreement in all respects and to the same extent as the assigning Party is bound and provided that the assigning Party shall continue to be bound by all its obligations hereunder, as guarantor for compliance by its Affiliates, as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so; and (ii) remain a wholly-owned direct or indirect subsidiary of Kennecott or any Purchaser Party, as applicable, for so long as it continues to be a party to this Agreement following its assignment. The Purchaser Parties may assign their rights under this Agreement at any time following the Closing to any affiliate in connection with the sale of the Cortez Royalty and, for clarity, this clause (g) shall not apply to any corporate transaction entered into by or affecting the Purchaser Parties following the Closing. Except as expressly provided in the foregoing, no Party may assign its rights or obligations under this Agreement without the express prior written consent of the other Parties.

(h)	No Third Party Beneficiary Rights

Except as expressly set out herein, this Agreement is for the benefit of the Parties and their respective successors and permitted assigns only, and shall not be construed to create beneficiary rights in any other Person. This Agreement is not intended to confer any benefits upon, or create any rights in favour of, any Person or entity other than the Parties.

(i)	Expenses

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated herein.

(j)	Confidentiality; Public Disclosure
(i)

This Agreement and the contents hereof, and any instruments or agreements in implementation of this Agreement, shall be maintained in confidence by the Parties and not be disclosed to any other Person other than the Parties without the prior written approval of the other Parties, which shall not be unreasonably withheld.

(ii)

Notwithstanding Section 10.2(j)(i), but subject to Section 9.2(i), each Party shall be entitled to disclose the existence of this Agreement and the contents hereof, and the existence and contents of any instruments or agreements in implementation of this Agreement:

A.

as may be required to give effect to any Party’s rights or obligations under this Agreement, the Cortez Royalty Agreement and then only upon notice by the disclosing Party to the other Parties, including without limitation, if required in connection with legal proceedings or arbitration;

B.	to an advisor, auditor, consultant, contractor or subcontractor that has a bona fide need to be informed;
C.	to any third Person to whom the disclosing Party contemplates a transfer of its interest in the Cortez Royalty Agreement;
D.

to a bank or other financial institution considering the provision of or, which has provided financial accommodation to, a Party or an Affiliate of a Party or to a trustee, representative or agent of such bank or financial institution;

E.	to any Affiliate of such Party and to such Party’s or its Affiliates’ respective directors, officers, employees, agents and advisors who have a need to know such information;
F.	as may be necessary in seeking approval of any Governmental Authority;
G.	to the extent required by Law or by a lawful requirement of any Governmental Authority or stock exchange having jurisdiction over a Party or its Affiliates;
H.	as may be necessary in discharging any express reporting or disclosure of information obligation under the Cortez Royalty Agreement; or
I.	which, through no fault of the Party, has become publicly disclosed or part of the public domain,

provided that the Persons to whom disclosure is made as set forth in Sections 10.2(j)(ii)A through 10.2(j)(ii)E, inclusive, agree to keep such information confidential in accordance with the obligations set forth in Section 10.2(j)(i). Each Party agrees that it shall remain responsible for any breach of or default of the confidentiality obligations of Section 10.2(j)(i) by any of its Affiliates or by its or any of its Affiliates’ respective directors, officers, employees, agents or advisors as well as those Persons listed in Sections 10.2(j)(ii)A through 10.2(j)(ii)D, inclusive.  Any Party that intends to make disclosure pursuant to Sections 10.2(j)(ii)F or 10.2(j)(ii)G shall provide the other Parties with the full written text of the proposed disclosure at least two Business Days prior to its first disclosure (unless pursuant to applicable Laws such disclosure must be made within a shorter period, in which case such disclosing Party shall provide the full written text of the proposed disclosure to the other Parties for as long a period as is practicable in advance of its first disclosure) and shall consider in good faith all reasonable amendments to such disclosure as may be proposed by the other Parties and shall, to the extent practicable in the circumstances, use its reasonable endeavours to obtain assurances from any requesting Governmental Authority that any such disclosure shall be treated confidentially.

(iii)

The Parties shall consult with each other at a reasonable time prior to issuing any public disclosure or press release in respect of their entry into this Agreement and the Closing and the content of any public disclosure or press release respecting entry into this Agreement or the Closing shall be approved by the Parties prior to the making of such public disclosure or press release, which approval shall not be unreasonably withheld by the Parties from whom such consent is being sought; provided that the requirement for the approval of the Parties in the foregoing shall only apply with respect to information that has not already been publicly disclosed by Kennecott or the Purchaser Parties in accordance with this Section 10.2(j)(iii).

(iv)

For the avoidance of doubt, nothing in this Section 10.2(j) shall prevent any of the Parties or their respective Affiliates from complying in good faith with obligations under applicable Laws, rules or policies or the rules or policies of any stock exchange on which such Parties’ or its Affiliates’ securities are or may become listed or the rules of any securities commission to which such Parties or its Affiliates are, from time to time, subject.

(k)	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and, except as hereafter set out, replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the Parties with respect to the subject matter hereof. Upon execution hereof by the Parties, this Agreement supersedes and revokes the offer set forth in the letter dated July 26, 2022, by the Purchaser Parties to Kennecott, including the form of Royalty Sale and Purchase Agreement attached thereto.

(l)	Counterparts and Electronic Execution

This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of all Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument. Counterparts may be delivered by electronic transmission and the Parties adopt any signatures so received as original signatures of the Parties.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF the Parties have executed this Royalty Sale and Purchase Agreement as of the Effective Date.

KENNECOTT ROYALTY COMPANY

By:	/s/ Tim Wilcox
Name: Tim Wilcox Title: Authorized Agent

[Signature page to Royalty Sale and Purchase Agreement]

ROYAL GOLD, INC.

By:	/s/ William Heissenbuttel
William Heissenbuttel President & Chief Executive Officer

RG ROYALTIES, LLC

By:	/s/ William Heissenbuttel
William Heissenbuttel President

[Signature page to Royalty Sale and Purchase Agreement]

SCHEDULE “A”

DEFINITIONS

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with the referent Person and, for the purposes of Kennecott, means Rio Tinto Limited and Rio Tinto plc and their respective Affiliates.

“Arbitration Rules” has the meaning given in Section 9.2(a).

“Arbitrator” has the meaning given in Section 9.2(a).

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in London, UK.

“Business Integrity Laws” means all applicable laws, rules, regulations or other legally binding measures of any jurisdiction, including but not limited to the United Kingdom, and the United States of America, that relate to the prevention of bribery, corruption, money laundering, dealings with the proceeds of crime, the facilitation of tax evasion, or fraud, including without limitation the Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977, the Proceeds of Crime Act 2002, the Criminal Finances Act 2017, national and international laws enacted to implement the OECD Convention Combating Bribery of Foreign Officials, and other similar laws and regulations.

“Claims Notice” means, in respect of any claim in accordance with this Agreement, a Notice setting out the nature and basis and, if reasonably available, the estimated quantum of the claim in such reasonable detail so as to enable the receiving party to reasonably assess the claim.

“Closing” means the closing of the transactions contemplated in this Agreement, which shall occur concurrently with the execution of this Agreement on the Effective Date.

“Code” means the Internal Revenue Code of 1986.

“Cortez Royalty” has the meaning given in Section 2.1.

“Cortez Royalty Agreement” means the Rio Tinto Production Royalty Deed dated March 5, 2008 between Kennecott Explorations (Australia) Ltd. (a predecessor to Kennecott) and Barrick Gold Finance, Inc.

“Disputing Parties” has the meaning given in Section 9.1(b).

“Effective Date” has the meaning given on page one of this Agreement.

“Encumbrance” means any encumbrance of whatever kind or nature, regardless of form, whether or not registered or recorded or registrable or recordable and whether or not consensual or arising by applicable Law, including any mortgage, lien, charge, pledge or security interest, whether fixed or floating, or any assignment, lease, option, or  right of pre-emption, offer or purchase, or privilege, encumbrance, easement, hypothec, pledge, title retention agreement, reservation of title, servitude, right of way, restrictive covenant, right of use or any matter capable of registration or recording against title or any other right or claim of any kind or nature whatever which affects ownership or possession of, or title to, any interest in, or the right to use or occupy, property or assets (but excluding (i) the Right of First Offer, and (ii) any other right reserved to or obligation granted pursuant to contract or in accordance with applicable Law in favour of any Person or any Governmental Authority in respect of any of the lands (including any mineral tenure, right or interest in such lands) to which the Cortez Royalty relates, other than the Cortez Royalty).

“Governmental Authority” means any federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, including any political subdivision of any of the foregoing, any multi-national organisation or body comprised of one of the foregoing, any agency, department, commission, board, bureau, court, tribunal or other authority thereof, or any quasi-governmental or private body exercising any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

“Improper Inducement” means any illegal payment or thing of value or any financial or other improper advantage to or for the use or benefit of:

(a)

any (i) employee, officer or any person otherwise acting in an official capacity for or on behalf of, a Governmental Authority; (ii) person holding a legislative, administrative or judicial position of any kind, regardless of whether elected or appointed, of a Governmental Authority; (iii) an officer of, or individual who holds a position in, a political party; (iv) a candidate for political office; (v) any officer or employee of a public international organisation (including, but not limited to, the United Nations, IMF or World Bank) (vi) an individual who holds any other official, ceremonial or other appointed or inherited position with a Governmental Authority; (vii) any individual who exercises a public function for or on behalf of a country or territory or for any public agency or public enterprise of that country or territory; or (viii) a person who is a relative of any person falling within (i) to (vii) above;

(b)	any Person (including its directors, officers, employees, contractors, sub-contractors and agents) acting on behalf of any commercial organisation or private individual; or
(c)

any other person while knowing that all or any portion of such illegal payment, thing of value or improper advantage would be offered, promised, paid or given to any of the persons described in paragraphs (a) to (b) above, in each case, the giving and/or receipt of which, would be in material breach of any applicable Business Integrity Law.

“Indemnified Party” has the meaning given in Section 7.1(a).

“Indemnifying Party” has the meaning given in Section 7.1(a).

“Kennecott” has the meaning given on page one of this Agreement.

“Knowledge” of Kennecott means the actual knowledge of the directors of Kennecott as of the Effective Date, being Stephen Bourn and Fraser Tomson, each in their respective capacities as directors of Kennecott and not in their respective personal capacities and, without imposing any obligations of inquiry or due diligence, each such individual will be deemed to have “knowledge” of a particular fact or other matter if that fact or matter has been received or has come to the attention of that individual in sufficient detail and under circumstances in which a reasonable person would take cognisance of it.

“Law” means any law, statute, regulation, by-law, order, ruling, decision, arbitration award, judgment, decree, declaration, injunction, order in council, ordinance, treaty, proclamation, convention, rule or requirement of, and the terms of any permit issued by, any Governmental Authority, but in each case only to the extent of having the force of law.

“LCIA” has the meaning given in Section 9.2(a).

“Losses” means any losses, liabilities, damages or expenses (including legal fees and expenses of other advisors and experts on a full indemnity basis without reduction for tariff rates or similar reductions) whether resulting from an action, suit, application, proceeding, arbitration, claim or demand that is instituted or asserted by or against a third party, including a Governmental Authority, or a cause, matter, thing, act, omission or state of facts not involving a third party.

“Notice” has the meaning given in Section 10.1(a).

“Parties” means, collectively, the parties to this Agreement.

“Person” means an individual, legal personal representative, corporation, body corporate, firm, partnership, trust, trustee, syndicate, joint venture, unincorporated organisation or Governmental Authority.

“Purchase Price” means the total aggregate purchase price payable by US Purchaser to Kennecott for the Cortez Royalty hereunder, which is equal to US$ 525 million.

“Purchaser Parent” has the meaning given on page one of this Agreement.

“Purchaser Parties” has the meaning given on page one of this Agreement.

“Restricted Party” means a person, entity or government (a) specially designated under, or owned or controlled (directly or indirectly) by any person or entity specially designated under, any Sanctions; or (b) located or organised in any country or territory that is the target of country-wide Sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic.

“Right of First Offer” means the right of first offer provided for in respect of the Cortez Royalty in section 7F(1) of the Cortez Royalty Agreement.

“Sanctions” means any applicable economic or financial sanctions, trade embargoes or export control laws or regulations, or restrictive measures (in each case having the force of law) enacted, administered, imposed or enforced by any U.S. Federal Governmental Authority (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Departments of State or Commerce), the United Nations Security Council, the European Union and its member states, Canada and/or the United Kingdom.

“Survival Period” means with respect to all warranties in Sections 5.1 and 5.2 and any actual or alleged breaches of the Cortez Royalty Agreement by Kennecott (or its predecessor in interest)

during the period of its ownership of the Cortez Royalty Agreement, a period commencing upon the Effective Date and ending on the second anniversary of the Effective Date.

“Tax Law” means any applicable Law relating to Taxes or taxation (including the Code).

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonised sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any Party.

“US Purchaser” has the meaning given on page one of this Agreement.

SCHEDULE “B”

FORM OF ASSIGNMENT

APNs: N/A (Royalty Interest Only)

Recorded at the request of, and

after recording return to:

Jeff N. Faillers

Erwin Thompson Faillers

241 Ridge Street, Suite 210

Reno, Nevada 89501

The undersigned affirms that this document

contains no personal information of any person.

ASSIGNMENT OF PRODUCTION ROYALTY

(Cortez Royalty; Lander and Eureka Counties, Nevada)

This Assignment of Production Royalty (this “Assignment”) is made effective ____________________, 2022 (the “Effective Date”), between Kennecott Royalty Company, a Delaware corporation (“Assignor”), which is the successor by merger of Kennecott Explorations (Australia) Ltd., a Delaware corporation (“Kennecott Australia”), and RG Royalties, LLC, a Delaware limited liability company (“Assignee”).  Each of Assignor and Assignee is sometimes referred to individually as a “Party,” and together Assignor and Assignee are collectively referred to as the “Parties.”

Recitals

A.

In accordance with the Rio Tinto Production Royalty Deed dated March 5, 2008 (the “Royalty Deed”), between Kennecott Australia and Barrick Gold Finance, Inc., a Delaware corporation (“BGF”), recorded in the Office of the Lander County Recorder, Nevada, on March 6, 2008, as Document No. 250801, and in the Office of the Eureka County Recorder, Nevada, on March 6, 2008, as Document No. 2008-211704, Kennecott Australia reserved to itself and BGF agreed to pay to Kennecott Australia a mineral production royalty (the “Royalty”), and Barrick agreed to perform certain obligations in respect of the Royalty and the property subject to the Royalty as provided in the Royalty Deed and the Purchase Agreement dated February 21, 2008, between Kennecott Australia and BGF, pursuant to which the Royalty Deed was executed, delivered, and recorded.  The property subject to the Royalty is described in the Royalty Deed.

B.

Assignor is the successor by the merger of Kennecott Australia into Assignor as provided in the Certificate of Merger filed in the Office of the Secretary of State of the State of Delaware on August 17, 2012.

C.

Assignor, Assignee, and Royal Gold, Inc., a Delaware corporation, have entered into the Royalty Sale and Purchase Agreement dated ____________________, 2022 (the “Royalty Purchase Agreement”), pursuant to which Assignor agreed to sell to Assignee, and Assignee agreed to purchase from Assignor, all of Assignor’s right, title, and interest in and to the Royalty Deed, including the Royalty.

D.

Assignor, Assignee, and Royal Gold have closed the purchase and sale contemplated in the Royalty Purchase Agreement, and Assignor is obligated to assign to Assignee and Assignee is obligated to accept the assignment and the transfer of all of Assignor’s right, title, and interest in and to the Royalty Deed, including the Royalty and all of Assignor’s right, title, and interest in and to all other benefits, claims and rights held and owned by Assignor, of record or otherwise, relating to the Royalty Deed and the Royalty.

Assignment

In consideration of their mutual covenants and promises in the Royalty Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which each Party acknowledges, Assignor grants, conveys, assigns, delivers, sells and transfers to Assignee, and its successors and assigns forever, and Assignee accepts from Assignor: (i) all of Assignor’s right, title, and interest in and to the Royalty and the Royalty Deed; and (ii) all of Assignor’s right, title, and interest in and to all other benefits, claims, and rights held and owned by Assignor relating to the Royalty, the Royalty Deed, and any property interests that form part of the Royalty.

Effective on the Effective Date, Assignee assumes and agrees to be bound by all provisions, terms, conditions, and covenants of, and duties imposed by, the Royalty Deed which accrue and arise on and after the Effective Date.  Assignee’s execution of this Assignment and its acceptance of the assignment under this Assignment are not and shall not be construed to be the merger, release, or waiver by Assignee of any right, title, or interest in any real property or real property interest or similar interest, including any rights in any mineral property or mineral production royalty, held or owned by Assignee on the Effective Date.

This Assignment is made subject to the warranties of the Parties and the limitations on the same stated in the Royalty Purchase Agreement.

This Assignment shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  This Assignment is intended to convey and conveys any after acquired title or interest in and to the Royalty Deed and the Royalty, that Assignor hereafter acquires.

This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Assignment.

This Assignment is governed by and will be interpreted and construed in accordance with the laws of the State of Nevada.

If any provision of this Assignment is or becomes illegal, invalid or unenforceable, in whole or in part, in any jurisdiction:

(i)the remaining provisions shall nevertheless be and remain valid and subsisting in such jurisdiction and shall be construed as if this Assignment had been executed without the illegal, invalid or unenforceable portion so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party; and

(ii)that provision shall nevertheless be and remain valid and subsisting in other jurisdictions.

[Signature page follows.]

The Parties have executed this Assignment as of the Effective Date.

ASSIGNOR:

KENNECOTT ROYALTY COMPANY, a
Delaware corporation

By:
Name:
Title:

ASSIGNEE:

RG ROYALTIES, LLC, a Delaware limited
liability company

By:
Name:
Title:

[Notarial page follows.]

STATE OF	)
) ss.
COUNTY OF	)

This Assignment of Royalty Interest was acknowledged before me on this ____ day of _______________, 2022, by _____________________________, as ______________________ of Kennecott Royalty Company, a Delaware corporation

Notary Public

My commission expires:

STATE OF	)
) ss.
COUNTY OF	)

This Assignment of Royalty Interest was acknowledged before me on this ____ day of _______________, 2022, by _____________________________, as ______________________ of RG Royalties, LLC, a Delaware limited liability company.

Notary Public

My commission expires: